   As filed with the Securities and Exchange Commission on February 12, 1998

                                               Registration No. 333-45019
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                AMENDMENT NO.1
                                  TO FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                         INTERMEDIA COMMUNICATIONS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             _____________________

            DELAWARE                                             59-29-13586
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             3625 QUEEN PALM DRIVE
                              TAMPA, FLORIDA 33619
                                 (813) 829-0011
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             _____________________

                    DAVID C. RUBERG, CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         INTERMEDIA COMMUNICATIONS INC.
                             3625 QUEEN PALM DRIVE
                              TAMPA, FLORIDA 33619
                                 (813) 829-0011
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             _____________________

                                    COPY TO:

                            RALPH J. SUTCLIFFE, ESQ.
                      KRONISH, LIEB, WEINER & HELLMAN LLP
                          1114 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-7798
                              _____________________

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             _____________________

                        CALCULATION OF REGISTRATION FEE

 Title at each class of securities       Amount to be        Proposed maximum        Proposed maximum aggregate       Amount of
 to be registered                       registered  (1)   offering price per unit        offering price (1)        registration fee

------------------------------------------------------------------------------------------------------------------------------------

Debt Securities (2)
Preferred Stock, par value $1.00 per
 share (3)
Depositary Shares (4)                     $500,000,000                         (1)                   $500,000,000           $147,500

Common Stock, par value $.01 per
 share (5)
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(0) under the Securities Act of 1933, as amended. The aggregate public offering price of the Debt Securities, Preferred Stock and Common Stock registered hereby will not exceed $500,000,000. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Preferred Stock or Debt Securities.
(2) Such indeterminate amount of Debt Securities as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for Debt Securities.
(3) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Preferred Stock.
(4) Such indeterminate number of Depositary Shares as may be issued in the event that the registrant elects to offer fractional interests in shares of Preferred Stock registered hereby.
(5) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock.


                             _____________________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                         INTERMEDIA COMMUNICATIONS INC.

                        ------------------------------

                                  $500,000,000

DEBT SECURITIES        PREFERRED STOCK        DEPOSITARY SHARES     COMMON STOCK

                        ------------------------------

               Intermedia Communications Inc., a Delaware corporation ("Intermedia" or the "Company"), may issue from time to time, together or separately, (i) debt securities (the "Debt Securities"), which may be senior (the "Senior Debt Securities") or subordinated ("Subordinated Debt Securities"), secured or unsecured, and which may be convertible into or exchangeable for shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), or other debt securities; (2) Preferred Stock, which may be convertible into or exchangeable for shares of Common Stock, shares of Preferred Stock or Debt Securities; (3) depositary shares ("Depositary Shares") in the event that the Company elects to offer fractional interests in shares of Preferred Stock, which may be convertible into or exchangeable for shares of Preferred Stock or Common Stock; and (4) Common Stock, each in amounts and at prices and on terms to be determined by market conditions at the time of offering thereof. The Debt Securities, Preferred Stock, Depositary Shares and Common Stock are collectively referred to herein as the "Securities."

               The Securities may be issued in one or more series or issuances and will be limited to $500,000,000 in aggregate public offering price. Of the Securities being registered, a portion of the shares of Common Stock of Intermedia may be offered and sold by Intermedia Capital Inc.
     ("Intermedia Capital"), a wholly owned subsidiary of Intermedia. Intermedia Capital may be deemed to be an "underwriter" and any profits on the sale of Common Stock by it might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). To the extent Intermedia Capital may be deemed to be an underwriter, Intermedia Capital may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Plan of Distribution." The specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying prospectus supplement (the "Prospectus Supplement"), including, where applicable, (1) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity, premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, any redemption or sinking fund terms, any terms for the conversion into or exchange for shares of Common Stock or Preferred Stock or other Debt Securities, terms of subordination of Subordinated Debt Securities, and other specific terms; (2) in the case of Preferred Stock, the specific designation, any dividend, liquidation, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms; (3) in the case of Depositary Shares, the specific designation, any dividend, liquidation preference, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms; and (4) in the case of Common Stock, the offering price. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
             DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 5.
                             _____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                             _____________________

               NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
     COMPANY.   NEITHER THE

     DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

               THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

            THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 1998.

                             AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the Web site of the Commission located at http://www.sec.gov. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements, and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006-1506.

               Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

          The Company's Annual Report on Form 10-K for the year ended December 31, 1996.
          The Company's Annual Report on Form 10-K/A for the year ended December 31, 1996 filed with the Commission on May 15, 1997.
          The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 22, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.
          The Company's Current Report on Form 8-K filed with the Commission on February 24, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on March 14, 1997.
          The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on June 5, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on July 9, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on July 17, 1997.
          The Company's Current Report on Form 8-K/A filed with the Commission on August 4, 1997.
          The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on October 27, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on November 6, 1997.
          The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.
          The Company's Current Report on Form 8-K filed with the Commission on November 25, 1997.
          The Company's Current Report on Form 8-K/A filed with the Commission on December 4, 1997.
          The Company's Current Report on Form 8-K/A filed with the Commission
          on December 16, 1997.   The Company's Current Report on Form 8-K filed
          with the Commission on December 18, 1997.   The Company's Current
          Report on Form 8-K/A filed with the Commission on December 22, 1997. The Company's Current Report on Form 8-K filed with the Commission on January 21, 1998.
          The Company's Current Report on Form 8-K filed with the Commission on February 12, 1998.
          The description of the capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

          In addition, the following information that has been filed with the Commission is incorporated herein by reference:

          The consolidated financial statements of DIGEX, Incorporated ("DIGEX")
     appearing in DIGEX's   Annual Report on Form 10-SKB for the year ended
     December 31, 1996.

          The audited financial statements of Shared Technologies Fairchild Inc.
     ("Shared Technologies")   appearing in Shared Technologies' Annual Report
     on Form 10-K for the year ended December 31, 1996.

          All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-829-0011),
     ATTENTION: INVESTOR RELATIONS, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  RISK FACTORS

               Prospective investors should consider carefully the following factors relating to the business of the Company and this offering, in addition to other information set forth elsewhere in this Prospectus, before purchasing the Securities offered hereby.

               Limited Operations of Certain Services; History of Net Losses. The Company's business commenced in 1987. Substantially all of the Company's revenues are derived from local exchange services, enhanced data services, long distance services, integration services and certain local network services. Many of these services have only recently been initiated or their availability only recently expanded in new market areas. The Company is expecting to substantially increase the size of its operations in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

               The development of the Company's business and the expansion of its networks requires significant capital, operational and administrative expenditures, a substantial portion of which are incurred before the realization of revenues. These capital expenditures will result in negative cash flow until an adequate customer base is established. Although its revenues have increased in each of the last three years, Intermedia has incurred significant increases in expenses associated with the installation of local/long distance voice switches and expansion of its fiber optic networks, services and customer base. Intermedia reported net losses of approximately $3.1 million, $20.7 million, $57.2 million for the years ended December 31, 1994, 1995 and 1996 and a net loss of $201.2 million for the nine months ended September 30, 1997, respectively. The Company anticipates recording a significant net loss in 1997 that is expected to be substantially greater than the loss in 1996 and expects net losses to continue for the next several years. In addition, the Company expects to have negative EBITDA in 1997. There can be no assurance that Intermedia will achieve or sustain profitability or positive EBITDA in the future.

               Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges. The Company is highly leveraged. At September 30, 1997, after giving pro forma effect to the pending acquisition of 100% of the outstanding equity of Shared Technologies (the "Shared Technologies Acquisition"), the offering (the "October 30 Offerings") of the Company's 7% Junior Convertible Series E Preferred Stock (the "Series E Preferred Stock") and the Company's 8 7/8% Senior Notes due 2007 (the "8 7/8% Notes"), and the offering (the "December 23 Offering") of the Company's 8 1/2% Senior Notes due 2008 (the "8 1/2% Notes) and the application of the net proceeds therefrom, the Company would have had outstanding approximately $1.4 billion in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables), approximately $312.0 million of obligations with respect to dividend payments and the mandatory redemption of the 13 1/2% Series B Redeemable Exchangeable Preferred Stock due 2009 (the "Series B Preferred Stock"), and $170.1 and $193.7 million of obligations with respect to the Company's 7% Junior Convertible Series D Preferred Stock (the "Series D Preferred Stock") and the Series E Preferred Stock, respectively. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, to payment of dividends on and the redemption of the Series B Preferred Stock and the payment of dividends on the Series D Preferred Stock and the Series E Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

               The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $0.6 million, $2.3 million, $3.3 million, $19.8 million and $60.0 million for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. Combined fixed charges and dividends include interest and dividends whether paid or accrued. In addition, insufficiencies of $37.6 million and $187.0 million were experienced in the nine-month periods ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving applicable effect to the DIGEX, EMI Communications, Inc. ("EMI"), Universal Telecom Inc. ("UTT") and Net Solve Incorporated ("NetSolve") acquisitions, the pending acquisition of Shared Technologies, the March 1997 sale of $300 million of preferred stock (the "March 1997 Offerings"), the concurrent offerings (the "July 9 Offerings") of the Series D Preferred Stock and the Company's 11 1/4% Senior Discount Notes due 2007 (the 11 1/4% Notes), the October 30 Offerings and the December 23 Offering, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $274.0 million for the year ended December 31, 1996 and by $321.1 million for the nine months ended September 30, 1997. The Company anticipates that earnings will be insufficient to cover fixed charges for the next several years. In order for the Company to meet its debt service obligations, its dividend and redemption obligations with respect to the Series B Preferred Stock and its dividend obligations with respect to the Series D Preferred Stock and Series E Preferred Stock the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet such debt service, dividend and redemption obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that Intermedia would be successful in raising such financing, or the terms or timing thereof.

               Effect of Substantial Additional Indebtedness on the Company's Ability to Make Payments on the Securities. The indenture governing the 12 1/2% Notes (the "12 1/2% Notes Indenture"), the indenture governing the 11 1/4% Notes (the "11 1/4% Notes Indenture"), the indenture governing the 8 7/8% Notes (the "8 7/8% Notes Indenture") and the indenture governing the Company's 8 1/2% Notes (the "8 1/2% Notes Indenture"; the 12 1/2% Notes Indenture, 11 1/4% Notes Indenture, 8 7/8% Notes Indenture and 8 1/2% Notes Indenture collectively referred to as the "Existing Indentures") and the Certificate of Designation governing the Series B Preferred Stock (the "Series B Certificate of Designation")) limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company may incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local/long distance voice and data switches. In addition, the Company may establish a bank credit facility which may be secured by a substantial portion of the assets of the Company. All additional indebtedness of the Company, including any indebtedness under a bank credit facility may rank pari passu with or senior in right of payment to any payment obligations with respect to the Securities. The debt service requirements of any additional indebtedness would make it more difficult for the Company to pay cash dividends and principal and interest with respect to existing securities and indebtedness of the Company as well as any Securities.

               Risks Associated with Acquisitions.   The Company intends to use
     the net proceeds of the October 30 Offerings and the December 23 Offering, to expand its networks and service offerings through internal development and acquisitions. On November 20, 1997, Intermedia, Moonlight Acquisition Corp., a wholly-owned subsidiary of Intermedia, and Shared Technologies signed a definitive merger agreement pursuant to which holders of Shared Technologies' common stock would receive $15.00 per share in cash upon consummation of the merger. In connection with the pending acquisition of Shared Technologies and in anticipation of Shared Technologies becoming a "Restricted Subsidiary" within the meaning of the Company's Existing Indentures and the Series B Certificate of Designation, the Company purchased certain equity interests and certain notes issued by Shared Technologies. If the pending acquisition of Shared Technologies is not consummated before May 11, 1998 and, as a result, Shared Technologies does not become a Restricted Subsidiary of the Company, an Event of Default may occur under the terms of each of the Existing Indentures and the Series B Certificate of Designation unless the Company disposes of its investment in Shared Technologies without a loss or holds its investment through an Unrestricted Subsidiary. If such an event of default occurs, upon receipt of notice from the trustee under any of the Existing Indentures, or the holders of at least 25% of the outstanding principal amounts of the 12 1/2% Notes, the 11 1/4% Notes, the 8 7/8% Notes or the 8 1/2% Notes, acceleration of the 12 1/2% Notes, the 11 1/4% Notes, the 8 7/8% Notes or the 8 1/2% Notes, respectively, would result. The occurrence of an Event of Default would not lead to the acceleration of the Series B Preferred Stock. If all of the 12 1/2% Notes, 11 1/4% Notes, 8 7/8% Notes and 8 1/2% Notes were accelerated, the Company would not have sufficient funds available to repay the all of the 12 1/2% Notes, 11 1/4% Notes, 8 7/8% Notes and 8 1/2% Notes, unless it could arrange a refinancing of such notes. The Company has used a portion of the net proceeds of the October 30 Offerings and December 23 Offering to fund a pending acquisition of Shared Technologies.

               On December 17, 1997, the Company entered into a definitive agreement for the acquisition of the Long Distance Savers group of companies ("LDS") for a purchase price of approximately $151.0 million, of which $120.0 million is payable in Intermedia common stock and $31.0 million is payable in cash, in each case, subject to certain adjustments (the "LDS Acquisition"). On February 11, 1998, the Company entered into a definitive agreement and plan of merger for the acquisition of National Telecommunications of Florida, Inc. and its affiliate, NTC, Inc. (collectively, "National"), for a purchase price of approximately $151.0 million, subject to certain adjustments, of which 70% is payable in Intermedia common stock and 30% is payable in cash. Such acquisitions, if made, could divert the Company's resources and management time and would require integration with the Company's existing networks and services. There can be no assurance that the pending acquisitions of Shared Technologies, LDS and National will be consummated or that any other acquisitions will occur or that any such acquisitions, including the acquisitions of Shared Technologies, LDS and National, if made, would be on terms favorable to the Company or would be successfully integrated into the Company's operations.

               The Company is currently evaluating, has made offers with respect to, and is engaged in discussions regarding various other acquisition opportunities. These acquisitions could be funded by cash (including the proceeds of the October 30 Offerings and the December 23 Offering), a portion of the proceeds of the securities offered hereby (unless otherwise indicated in the applicable supplement prospectus) and/or the Company's securities. It is possible that one or more of such possible future acquisitions, if completed, could adversely affect the Company's funds from operations or cash available for distribution, in the short term or the long term or both, or increase the Company's debt, or such an acquisition could be followed by a decline in the market value of the Company's securities.

               Failure to Obtain Third Party Consents in connection with an Acquisition or Merger. The Company has consummated a number of acquistions over the past two years and expects to consummate additional acquisitions during the current fiscal year. In connection therewith, the Company may not have obtained, and in connection with future acquisitions may elect not to seek, all required consents from third parties with respect to acquired contracts. If an acquired contract required the consent of a third party and such consent was not obtained, the third party could assert a breach of the contract. The Company believes that the failure to obtain any such third party consents should not result in any material adverse consequences to the Company, although there can be no assurance that such a consequence will not result.

                   Class Action by DIGEX Stockholders. On June 5, 1997, the Company announced that it had agreed to acquire 100% of the outstanding equity of DIGEX (the "DIGEX Acquisition"). The acquisition was consummated through a tender offer for all of the outstanding shares of DIGEX, which closed on July 9, 1997, followed by a cash merger effective on July 11, 1997 (the "Merger").

               On June 20, 1997, two purported class action complaints were filed in the Court of Chancery of the State of Delaware in and for New Castle County respectively by TAAM Associates, Inc. and David and Chaile Steinberg (the "Complaints"), purported stockholders of DIGEX, on behalf of all non-affiliated common stockholders of DIGEX, against Intermedia, DIGEX and the Directors of DIGEX (the "DIGEX Directors"). The Complaints allege that the DIGEX Directors violated their fiduciary duties to the public stockholders of DIGEX by agreeing to vote in favor of the Merger and that Intermedia knowingly aided and abetted such violation by offering to retain DIGEX management in their present positions and consenting to stock option grants to certain executive officers of DIGEX. The Complaints sought preliminary and permanent injunctions enjoining the Merger but no applications were made for such injunctions prior to the consummation of the Merger on July 11, 1997. In addition, the Complaints seek cash damages from the DIGEX Directors. In August 1997, a motion to dismiss the Complaints was filed on behalf of Intermedia, DIGEX and the DIGEX Directors. The action has been dormant since that time.

               These cases are in their very early stages and no assurance can be given as to their ultimate outcome. Intermedia, after consultation with its counsel, believes that there are meritorious factual and legal defenses to the claims in the Complaints. Intermedia intends to defend vigorously the claims in the Complaints.

               Regulatory Approval of the October 30 Offerings and the December 23 Offering. Certain states in which Intermedia is certificated provide for prior approval or notification of the issuance of securities by Intermedia. Because of time constraints, Intermedia did not seek the approval from such states prior to the October 30 Offerings and the December 23 Offering. The requirements for these filings may have been pre-empted by the National Securities Market Improvement Act of 1996, although there is no case law on this point. Intermedia subsequently filed the necessary notifications and applications for approval in these states. After consultation with counsel, Intermedia believes the regulatory approvals will be granted and that obtaining such approvals subsequent to the October 30 Offerings and the December 23 Offering should not result in any material adverse consequences to Intermedia, although there can be no assurance that such a consequence will not result.

               Significant Capital Requirements and Need for Additional Financing. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. Intermedia expects to fund its capital requirements through existing resources, joint ventures, debt or equity financing (including capital raised through the October 30 Offerings and the December 23 Offering), credit availability and internally generated funds. The Company expects that continued expansion of its business will require raising substantial equity and/or debt by the end of fiscal 1999. Depending on market conditions, the Company may determine to raise additional capital before such time. There can be no assurance, however, that Intermedia will be successful in raising sufficient debt or equity on terms that it will consider acceptable. Moreover, the Existing Indentures, the Series B Certificate of Designation, the Certificate of Designation setting forth the rights of the Series D Preferred Stock (the "Series D Certificate of Designation") and the Certificate of Designation setting forth the rights of the Series E Preferred Stock (the "Series E Certificate of Designation") impose certain restrictions upon the Company's ability to incur additional indebtedness or issue additional preferred stock. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, government regulation and capital costs. Failure to generate sufficient funds may require Intermedia to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

               Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

               A portion of the Company's expansion may occur through acquisitions as an alternative to direct investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful or will not impair the Company's ability to service its outstanding obligations.

               Maintenance of Peering Relationships. The Internet is comprised of many Internet service providers ("ISPs") who operate their own networks and interconnect with other ISPs at various peering points. The establishment and maintenance of peering relationships with other ISPs is necessary in order to exchange traffic with other ISPs without having to pay settlement charges. Although the Company meets the industry's current standards for peering, there is no assurance that other national ISPs will maintain peering relationships with the Company. In addition, there may develop increasing requirements associated with maintaining peering with the major national ISPs with which the Company may have to comply. There can be no assurance that the Company will be able to expand or adapt their network infrastructure to meet the industry's evolving standards on a timely basis, at a commercially reasonable cost, or at all.

               Potential Liability of On-Line Service Providers. The law in the United States relating to the liability of on-line service providers and ISPs for information carried on, disseminated through or hosted on their systems is currently unsettled. Several private lawsuits seeking to impose such liability are currently pending. In one case brought against an ISP, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances ISPs could be held liable for copyright infringement. The Telecommunications Act of 1996 (the "1996 Act") prohibits and imposes criminal penalties for using an interactive computer service to transmit certain types of information and content, such as indecent or obscene communications. On June 26, 1997, the Supreme Court affirmed the decision of a panel of three federal judges which granted a preliminary injunction barring enforcement of this portion of the 1996 Act to the extent that enforcement is based upon allegations other than obscenity or child pornography as an impermissible restriction on the First Amendment's right of free speech. In addition, numerous states have adopted or are currently considering similar types of legislation. The imposition upon ISPs or Web hosting sites of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce their exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. The Company believes that it is currently unsettled whether the 1996 Act prohibits and imposes liability for any services provided by the Company should the content or information transmitted be subject to the statute. The increased attention focused upon liability issues as a result of these lawsuits, legislation and legislative proposals could affect the growth of Internet use. Any such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

               Dependence upon Network Infrastructure; Risk of System Failure, Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Similarly, the Company's ISP business relies on the availability of its network infrastructure for the provision of Internet connectivity. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

               Risks of Implementation; Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. The Company has identified other expansion opportunities in the eastern half of the United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. In addition, the Company may require pole attachment agreements with utilities and incumbent local exchange carriers ("ILECs") to operate existing and future networks, and there can be no assurance that such agreements will be obtained or obtainable on reasonable terms. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

               Competition. In each of its markets, the Company faces significant competition for the local network services, including local exchange services, it offers from incumbent local exchange carriers ("ILECs"), which currently dominate their local telecommunications markets. ILECs have long-standing relationships with their customers which relationships may create competitive barriers. Furthermore, ILECs may have the potential to subsidize competitive service from monopoly service revenues. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more integrated communications services providers ("ICPs") and ILECs operating fiber optic networks. In addition, the Company faces competition in its integration services business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other ILECs, long distance carriers and systems integrators, and in its enhanced data services business (including Internet) from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers, other ISPs and others. In particular, the market for Internet services is extremely competitive and there are limited barriers to entry. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

               The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide ILECs with increased pricing flexibility as competition increases. If ILECs are permitted to lower their rates substantially or engage in excessive volume or term discount pricing practices for their customers, the net income or cash flow of ICPs and competitive local exchange carriers ("CLECs"), including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, MCI and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. Once the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by Intermedia. Recently, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. If that decision is permitted to stand, it could result in RBOCs providing interexchange service in their operating regions sooner than previously expected. In addition, AT&T and MCI have entered and other interexchange carriers have announced their intent to enter into the local exchange services market, which is facilitated by the 1996 Act's resale and unbundled network element provisions. The Company cannot predict the number of competitors that will emerge as a result of existing or new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T, MCI or others with respect to local exchange services could have a material adverse effect on the Company's business.

               Regulation. Intermedia is subject to varying degrees of federal, state and local regulation. Intermedia is not currently subject to price cap or rate of return regulation at the state or federal level, nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its interstate network facilities. Further, the FCC issued an order holding that non-dominant carriers, such as Intermedia, are required to withdraw interstate tariffs for domestic long distance service. That order has been stayed by a federal appeals court and it is not clear at this time whether the detariffing order will be implemented. Until further action is taken by the court, Intermedia will continue to maintain tariffs for these services. In June 1997, the FCC issued another order stating that non-dominant carriers, such as Intermedia, could withdraw their tariffs for interstate access services. While Intermedia has no immediate plans to withdraw its tariff, this FCC order allows Intermedia to do so. The FCC does require Intermedia to file tariffs on an ongoing basis for international traffic.

               On May 16, 1997, the FCC released an order that fundamentally restructured the "access charges" that ILECs charge to interexchange carriers and end user customers. Intermedia believes that the FCC's new access charge rules do not adversely affect Intermedia's business plan, and that they in fact present significant new opportunities for new entrants, including Intermedia. Aspects of the access charge order may be changed in the future. Numerous parties have either filed appeals with federal courts or asked the FCC to reconsider portions of its new rules.

               Intermedia is generally subject to certification or registration and tariff or price list filing requirements for intrastate services by state regulators. The 1996 Act and the issuance by the FCC of rules governing local competition, particularly those requiring the interconnection of all networks and the exchange of traffic among the ILEC and CLECs, as well as pro-competitive policies already developed by state regulatory commissions, have caused fundamental changes in the structure of the local exchange markets. On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing and "most favored nation" rules, as well as certain other of the FCC's interconnection rules. On October 14, 1997, the Eighth Circuit issued an order clarifying its previous decision. In this order, the Court held that ILECs have an obligation under the 1996 Act to offer other carriers access to the ILECs network elements on an unbundled basis, but the ILECs do not have an obligation to recombine those elements for use by other carriers. The FCC's and other parties' petitions to the Supreme Court request that review of these decisions has been granted. Most recently, on January 22, 1998, the Eighth Circuit Court reiterated that the FCC is bound by the pricing policies of the state regulatory commissions regarding interconnection, unbundled access, resale, and transport and termination of local telecommunications traffic and rebuffed what it perceived as an attempt by the FCC to condition the RBOCs' provision of in-region long distance service on compliance with federal pricing policies regarding these items. Even though these decisions restrict the role of the FCC in the pricing and other issues, these issues remain subject to scrutiny and oversight by state regulatory commissions.

               Although Intermedia is not able to predict the impact of these decisions on future efforts to negotiate interconnection agreements with ILECs, Intermedia's analysis shows that interconnection arrangements that have been approved or mandated by state regulatory commissions have been consistent with the intent of the 1996 Act to expand local competition and Intermedia's business plan. These regulatory developments create opportunities for new entrants offering local exchange services to capture a portion of the ILECs' nearly 100% market share. Due to the rapid development and continuing growth of Intermedia's sales force and its competitive advantages in providing integrated telecommunications services, the Company believes that it is well positioned to capitalize on the new market opportunities emerging in the local exchange market.

               Although passage of the 1996 Act should result in increased opportunities for companies that are competing with the ILECs, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on Intermedia. In addition, although the 1996 Act provides incentives to the ILECs that are subsidiaries of RBOCs to enter the long distance service market by requiring ILECs to negotiate interconnection agreements with local competitors, there can be no assurance that these ILECs will negotiate quickly with competitors such as Intermedia for the required interconnection of the competitor's networks with those of the ILECs or that such agreements will be favorable. Moreover, on December 31, 1997, a Federal District Court in Texas found unconstitutional certain provisions of the 1996 Act restricting the RBOCs from offering long distance service in their operating regions until they could demonstrate that their networks have been made available to competitive providers of local exchange services in those regions. The United States and some long distance companies have requested a stay of this decision and it is expected that they, and others, will seek its reversal on appeal. If the District Court's decision is permitted to stand, it could result in the RBOCs providing interexchange service in their operating regions sooner than previously expected.

               Potential Diminishing Rate of Growth. During the period from 1994 to 1996, the Company's revenues have grown at a compound annual growth rate of 169%. While the Company expects to continue to grow, as its size increases it is likely that its rate of growth will diminish.

               Risk of New Service Acceptance by Customers. The Company has recently introduced a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as the provider of such services. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

               Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While Intermedia believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of Intermedia of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

               Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's key executives, other than David
     C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to a long-term employment agreement with the Company.

               Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area. In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most ILECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

               Dependence on Business from Interexchange Carriers ("IXCs"). For the year ended December 31, 1996, approximately 10% of the Company's consolidated revenues were attributable to access services provided to IXCs. The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business.

               In addition, the Company's growth strategy assumes increased revenues from IXCs from the deployment of local/long distance voice switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

               Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both Intermedia and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. An investment, business combination or strategic alliance could constitute a change of control. The Existing Indentures provide that a change of control would require the Company to repay the indebtedness outstanding under such instruments. If a change of control does occur, there is no assurance that the Company would have sufficient funds to make such repayments or could obtain any additional debt or equity financing that could be necessary in order to repay the Existing Senior Notes.

               Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law (the "DCGL"), the Existing Indentures, the Series B Certificate of Designation, the Series D Certificate of Designation and the Series E Certificate of Designation may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. In addition, the Company's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a series of preferred stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to fix the rights and preferences of, and to issue shares of, the Company's preferred stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders.

               Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or conversion of convertible securities could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. Substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

               Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements.


     RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

               The Company's historical earnings have been insufficient to cover combined fixed charges and dividends on preferred stock by $0.6 million, $2.3 million, $3.3 million, $19.8 million and $60.0 million for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively. Combined fixed charges and dividends include interest and dividends whether paid or accrued. In addition, insufficiencies of $37.6 million and $187.0 million were experienced in the nine-month periods ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the DIGEX, EMI, NetSolve and UTT acquisitions, the pending acquisition of Shared Technologies and the March 1997 offerings, July 9 Offerings, October 30 Offerings and December 23 Offering, the Company's earnings were insufficient to cover combined fixed charges and dividends on preferred stock by $274.0 million for the year ended December 31, 1996 and by $321.1 million for the nine months ended September 30, 1997.

               See "Risk Factors Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges" for a further discussion of factors which may have an impact on the Company's ratio of earnings to combined fixed charges and preferred stock dividends.

                                  THE COMPANY

               Intermedia is a rapidly growing ICP, offering a full suite of local, long distance and enhanced data telecommunications services to business and government end user customers, long distance carriers, ISPs, resellers and wireless communications companies. Founded in 1987, the Company is currently the third largest (based on annualized telecommunications services revenues) among providers generally referred to as CLECs after MFS Communications Company, Inc. and Teleport Communications Group Inc. As of September 30, 1997, the Company had sales offices in 43 cities throughout the eastern half of the United States and offered a full product package of telecommunications services in 19 metropolitan statistical areas. In April 1996, Intermedia became one of the first ICPs in the United States to provide integrated switched local and long distance service and as of December 16, 1997 had thirteen switches in service. The Company provides enhanced data services, including frame relay, a synchronous transfer mode ("ATM") and Internet access services, primarily to business and government customers (including over 100 ISPs), in approximately 3,800 cities nationwide, utilizing approximately 130 Company-owned data switches. Intermedia also serves as a facilities-based interexchange carrier to approximately 15,000 customers nationwide. Intermedia continues to increase its customer base and network density in the eastern half of the United States and is pursuing attractive opportunities to add additional services and expand into complementary geographic markets.

               Intermedia was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 829-0011.



                                USE OF PROCEEDS

               Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company and Intermedia Capital to finance the continued expansion of Intermedia's telecommunications networks, including, but not limited to, network electronics, such as local/long distance voice and data switches, and for general corporate purposes, including working capital.

               Unless otherwise specified in the Prospectus Supplement, a portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion. The businesses that the Company may acquire will likely consist of companies that own existing networks or companies that provide services that complement the Company's existing businesses. The Existing Indentures prohibit the Company, but not Intermedia Capital, from acquiring assets or businesses which are not involved in the Telecommunications Business (as defined therein). The Company is currently evaluating various acquisition opportunities, however, no assurance can be given that any potential acquisition will be consummated.

               Prior to the application of the net proceeds as described above, such funds will be invested in short-term investment grade securities.

                         DESCRIPTION OF DEBT SECURITIES


               The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered (the "Offered Debt Securities"), the extent, if any, to which such general provisions may apply to the Securities and any modifications of or additions to the general terms of the Debt Securities applicable in the case of the Offered Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

               The Senior Debt Securities are to be issued under an indenture to be dated as of a date on or prior to the first issuance of Senior Debt Securities, as supplemented from time to time (the "Senior Indenture"), between the Company and a trustee to be determined by the Company (the "Senior Debt Trustee"), and the Subordinated Debt Securities are to be issued under an indenture to be dated as of a date on or prior to the first issuance of Subordinated Debt Securities, as supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be determined by the Company (the "Subordinated Debt Trustee"). The term "Trustee" as used herein shall refer to either the Senior Debt Trustee or the Subordinated Debt Trustee, as appropriate, for Senior Debt Securities or Subordinated Debt Securities. The form of the Senior Indenture and the form of the Subordinated Indenture (being referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions of certain terms therein and in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the applicable Indenture.

     GENERAL

               The Debt Securities will be direct, and may be secured or unsecured, obligations of the Company. The indebtedness represented by the unsecured Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the secured Senior Debt Securities will rank equally with all other secured and unsubordinated indebtedness of the Company and will rank senior to all other unsecured indebtedness of the Company with respect to the security interest. The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company (including the Senior Debt Securities) as described under "Subordination" below. The Indentures provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

               The Indentures provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indentures may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

               The accompanying Prospectus Supplement will set forth the terms of the Offered Debt Securities, which may include the following:

               (1) The title of the Offered Debt Securities and whether they are Senior Debt Securities or Subordinated Debt Securities (which shall distinguish the Debt Securities of such Offered Debt Securities from all other series of Debt Securities).

               (2) The aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities of such series.

               (3) The percentage of the principal amount at which the Offered Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof or the method by which such portion shall be determined.

               (4) The date or dates on which or periods during which the Offered Debt Securities may be issued, and the date or dates, or the method by which such date or dates will be determined, on which the principal of (and premium, if any, on) the Offered Debt Securities are, or may be, payable (which may be determined by the Company from time to time as set forth in the Prospectus Supplement for such Offered Debt Securities).

               (5) The rate or rates (which may be variable or fixed) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest, if any, shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest will be payable (or the method of determination thereof) and the record dates, if any, for the interest payable on such interest payment dates, and the notice, if any, to holders regarding the determination of interest and the manner of giving such notice, the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months and any conditions or contingencies as to the payment of interest in cash or otherwise, if any.

               (6) The place or places where the principal of (and premium, if any) and interest on the Offered Debt Securities shall be payable; the extent to which, or the manner in which, any interest payable on any Global Note (as defined below) on an interest payment date will be paid, and the manner in which any principal of, or premium, if any, on, any Global Note will be paid and whether any Global Note will require any notation to evidence payment of principal or interest.

               (7) The obligation, if any, of the Company to redeem, repay, purchase or offer to purchase the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or upon other conditions or at the option of the Holder thereof and the period or periods within which, or the dates on which, the prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repaid, purchased or offered to be purchased, in whole or in part, pursuant to such obligation.

               (8) The right, if any, of the Company to redeem the Offered Debt Securities at its option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which Offered Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise.

               (9) The denominations of the Offered Debt Securities if other than denominations of $1,000 and any integral multiple thereof.

               (10) Whether the Offered Debt Securities are to be issued as original issue discount securities ("Discount Securities") and the amount of discount at which such Offered Debt Securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof upon an Event of Default.

               (11) Provisions, if any, for the defeasance or discharge of certain of the Company's obligations with respect to the Offered Debt Securities.

               (12) Whether provisions for payment of additional amounts or tax redemptions shall apply and, if such provisions shall apply, such provisions.

               (13) The date as of which any Offered Debt Securities shall be dated.

               (14) The applicable overdue interest rate, if any.

               (15) If the Offered Debt Securities do not bear interest, applicable dates for determining record holders of Offered Debt Securities.

               (16) Any addition to, or modification or deletion of, any Events of Default, covenants or terms of the subordination provided for in the applicable Indenture with respect to the Offered Debt Securities.

               (17) Whether the Offered Debt Securities shall be issued in whole or in part in the form of one or more Global Notes and, in such case, the depositary or any common depositary for such Global Notes; and the manner in which and the circumstances under which Global Notes representing Offered Debt Securities may be exchanged for Debt Securities in definitive form.

               (18) The designation, if any, of any depositaries, trustees (other than the applicable Trustee), paying agents, authenticating agents, security registrars (other than the Trustee) or other agents with respect to the Offered Debt Securities.

               (19) If the Offered Debt Securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or upon satisfaction of certain conditions, the form and terms of such certificates, documents or conditions.

               (20) Whether the Offered Debt Securities will be convertible into shares of Common Stock or Preferred Stock and, if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the Indentures, upon which such Offered Debt Securities will be so convertible, including the conversion price and the conversion period.

               (21) The portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof, if other than the principal amount thereof.

               (22) The nature, content and dates for reports by the Company to the holders of the Offered Debt Securities or the Trustees.

               (23) Any other terms of the Offered Debt Securities not specified in the Indenture under which such Offered Debt Securities are to be issued.

               Each Indenture provides that the aggregate principal amount of Debt Securities that may be issued thereunder is unlimited. The Debt Securities may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of the Company, or any committee thereof or any duly authorized officer.

               In the event that Discount Securities are issued, the Federal income tax consequences and other special considerations applicable to such Discount Securities will be described in the Prospectus Supplement relating thereto.

               The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or its Subsidiaries. Reference is made to the accompanying Prospectus Supplement for information with respect to any deletions from, modifications of or additions, if any, to the Events of Default of the Company described below that are applicable to the Offered Debt Securities or any covenants or other provisions providing event risk or similar protection.

               All of the Debt Securities of a series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and unless otherwise provided, a series may be reopened for issuance of additional Debt Securities of such series.

               The Debt Securities of certain series may be issued under the Indentures upon the exchange or conversion of exchangeable or convertible Debt Securities. The specific terms of exchange or conversion of any such Debt Securities and the specific terms of the Debt Securities issuable upon any such exchange or conversion will be described in the Prospectus Supplement relating to any such exchangeable or convertible Debt Securities.


     DENOMINATIONS, REGISTRATION AND TRANSFER

               Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable in denominations of $1,000 and any integral multiple thereof and shall be payable only in U.S. dollars. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Book-Entry Debt Securities."

               Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

               The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.


     EVENTS OF DEFAULT

               Under the Indentures, "Event of Default" with respect to the Debt Securities of any series means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (1) default in the payment of any interest upon any Debt Security of such series when it becomes due and payable, and continuance of such default for a period of 30 days; (2) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series at its Maturity; (3) default in the deposit of any sinking fund payment, when and as due by the terms of a Debt Security of such series; (4) default in the performance, or breach, of any covenant or warranty in the applicable Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with or which expressly has been included in the applicable Indenture solely for the benefit of Debt Securities of a series other than such series), and continuance of such default or breach for a period of 30 days after there has been given by registered or certified mail, to the Company by the applicable Trustee or to the Company and the applicable Trustee by the Holders of at least 30% in principal amount of the outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default"; (5) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (6) any other Event of Default provided with respect to Debt Securities of that series.

               Each Indenture requires the Company to file with the applicable Trustee, annually, an officers' certificate as to the Company's compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the Holders of a series of Debt Securities of any default (except payment defaults on such Debt Securities) if it considers such withholding to be in the interest of the Holders of such series of Debt Securities.

               If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every case the applicable Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any Debt Securities of such series are Discount Securities, such portion of the principal amount of such Discount Securities as may be specified in the terms of such Discount Securities) of all the Debt Securities of such series to be due and payable immediately, by a notice in writing to the Company (and to the applicable Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount), plus accrued and unpaid interest (and premium, if any) shall become immediately due and payable. Upon payment of such amount, all obligations of the Company in respect of the payment of principal of the Debt Securities of such series shall terminate.

               Subject to the provisions of each Indenture relating to the duties of the applicable Trustee, in case an Event of Default with respect to Debt Securities of a particular series shall occur and be continuing, the applicable Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders of Debt Securities of that series, unless such Holders shall have offered to the applicable Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with such request or direction. Subject to such provisions for the indemnification of the applicable Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee under such Indenture, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series.

               At any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the applicable Trustee as provided in the Indentures, the Holders of a majority in principal amount of the outstanding Debt Securities of such series, by written notice to the Company and the applicable Trustee, may rescind and annul such declaration and its consequences, subject to any terms or conditions specified in the applicable Prospectus Supplement.

     MERGER OR CONSOLIDATION

               Each Indenture provides that the Company may not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless
     (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (the "successor corporation") is a corporation organized and existing under the laws of the United States or any State or territory thereof or the District of Columbia and expressly assumes by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities issued under the applicable Indenture and the performance of every covenant in the applicable Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time, or both, would become such an Event of Default, shall have happened and be continuing; and (3) such other conditions as may be specified in the applicable Prospectus Supplement.


     MODIFICATION OR WAIVER

               Without prior notice to or consent of any Holders, the Company and the applicable Trustee, at any time and from time to time, may modify the applicable Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the applicable Indenture and in the Debt Securities issued thereunder in accordance with the terms of the applicable Indenture; (2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the applicable Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to change or eliminate any of the provisions of the applicable Indenture, provided that any such change or elimination will become effective only when there is no outstanding Debt Security issued thereunder of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply;
     (5) to secure the Debt Securities issued thereunder or to provide that any of the Company's obligations under the Debt Securities or the applicable Indenture shall be guaranteed and the terms and conditions for the release or substitution of such security or guarantee; (6) to supplement any of the provisions of the applicable Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities issued under such Indenture in any material respect; (8) to establish the form or terms of Debt Securities as permitted by the applicable Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the applicable Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision in the applicable Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the applicable Indenture and the Debt Securities issued thereunder and the TIA or to make any other provisions with respect to matters or questions arising under the applicable Indenture which will not be inconsistent with any provision of the applicable Indenture; provided such other provisions shall not adversely affect the interests of the Holders of outstanding Debt Securities of any series created thereunder prior to such modification in any material respect.

               With the written consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the applicable Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or of modifying in any manner the rights of the Holders of Debt Securities under the applicable Indenture; provided, however, that such modifications may not, without the consent of the Holder of each outstanding Debt Security of each series affected, conflict with the required provisions of the TIA or make any change or modification specified as requiring the consent of each such Holder in the applicable Prospectus Supplement.

               A modification which changes or eliminates any covenant or other provision of the applicable Indenture with respect to one or more particular series of Debt Securities or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities of any other series.

               Each of the Indentures provides that the Holders of not less than a majority in aggregate principal amount of the then outstanding Debt Securities of any series, by notice to the relevant Trustee, may on behalf of the Holders of the Debt Securities of such series waive any Default or Event of Default and its consequences under the applicable Indenture, except (1) a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such Debt Security held by a non-consenting Holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of each series affected.


     SUBORDINATION

               Upon any distribution of assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture or as described in the applicable Prospectus Supplement in right of payment to the prior payment in full of all Senior Indebtedness, including Senior Debt Securities, but the obligation of the Company to make payment of principal (and premium, if any) or interest on the Subordinated Debt Securities will not otherwise be affected. Unless otherwise indicated in a Prospectus Supplement, no payment on account of principal (and premium, if any), sinking funds or interest may be made on the Subordinated Debt Securities at any time when there is a default in the payment of principal (and premium, if any), interest or certain other obligations on Senior Indebtedness. In addition, the Prospectus Supplement for each series of Subordinated Debt Securities may provide that payments on account of principal (any premium, if any) or interest in respect of such Subordinated Debt Securities may be delayed or not paid under the circumstances and for the periods specified in such Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, in the event that, notwithstanding the foregoing, any payment by the Company described in the foregoing sentence is received by the Trustee under the Subordinated Indenture or the Holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the Holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the Holders of such Senior Indebtedness. Subject to payment in full of Senior Indebtedness, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the Holders of the Senior Indebtedness to the extent of payments made to the Holders of such Senior Indebtedness out of the distributive share of the Subordinated Debt Securities.

               By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Debt Securities. The Subordinated Indenture provides that the subordination provisions thereof shall not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the Subordinated Indenture.

               If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. "Senior Indebtedness" with respect to any series of Subordinated Debt Securities shall have the meaning specified in the applicable Prospectus Supplement for such series.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS


     12 1/2% NOTES

       The Company has outstanding an aggregate principal amount of $330,000,000 of 12 1/2% Senior Discount Notes due 2006 (the "12 1/2% Notes), with an aggregate accreted value of $213,001,000 as of September 30, 1997. The 12 1/2% Notes were issued at a substantial discount from their principal amount and mature on May 15, 2006.Cash interest does not accrue on the 12 1/2% Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the 12 1/2% Notes will be payable semi-annually in arrears on May 15 and November 15 of each year at a rate of 12 1/2% per annum. The 12 1/2% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after May 15, 2001 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 12 1/2% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 11 1/4% Notes, the 8 7/8% Notes and the 8 1/2 Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company prior to May 15, 2001, holders of the 12 1/2% Notes have the right to require the Company to repurchase their 12 1/2% Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after May 15, 2001, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants in the 12 1/2% Notes Indenture are substantially similar to the covenants in the indentures for the 11 1/4% Notes and the 8 7/8% Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the 8 1/2% Notes Indenture. The 12 1/2% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 12 1/2% Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to May 15, 2001, or at 100% of the principal amount thereof, if such circumstances occur on or after May 15, 2001, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 12 1/2% Notes is intended as a summary and is qualified in its entirety by reference to the 12 1/2% Notes Indenture.

     11 1/4% NOTES

          The Company has outstanding an aggregate principal amount at maturity of $649,000,000 of 11 1/4% Senior Discount Notes due 2007 (the "11 1/4%
     Notes), with an aggregate accreted value of $383,666,000 as of September 30, 1997. The 11 1/4% Notes were issued at a substantial discount from their principal amount and mature on July 15, 2007. Cash interest does not accrue on the 11 1/4% Notes prior to July 15, 2002. Commencing January 15, 2003, cash interest on the 11 1/4% Notes will be payable semi-annually in arrears on July 15 and January 15 of each year at a rate of 11 1/4% per annum. The 11 1/4% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after July 15, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 11 1/4% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 8 7/8% Notes, the 12 1/2% Notes and the 8 1/2% Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company prior to July 15, 2002, holders of the 11 1/4% Notes have the right to require the Company to repurchase their 11 1/4% Notes, in whole or in part, at a price equal to 101% of the accreted value thereof or, in the case of any such purchase on or after July 15, 2002, at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants in the 11 1/4% Notes Indenture are substantially similar to the covenants in the indentures for the 12 1/2%Notes and the 8 7/8% Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the 8 1/2% Notes Indenture. The 11 1/4% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 11 1/4% Notes at a price equal to 100% of the accreted value thereof, if such circumstances occur prior to July 15, 2002, or at 100% of the principal amount thereof, if such circumstances occur on or after July 15, 2002, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 11 1/4% Notes is intended as a summary and is qualified in its entirety by reference to the 11 1/4% Notes Indenture.

     8 7/8% NOTES

       The Company has outstanding an aggregate principal amount of $260,250,000 of 8 7/8% Senior Notes due 2007 (the "8 7/8% Notes), which will mature on November 1, 2007. Cash interest on the 8 7/8% Notes is payable semi-annually in arrears on May 1 and November 1 of each year at a rate of 8 7/8% per annum. The 8 7/8% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after November 1, 2002 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 8 7/8% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 12 1/2% Notes, the 11 1/4% Notes and the 8 1/2% Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company, holders of the 8 7/8% Notes have the right to require the Company to repurchase their 8 7/8% Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants in the 8 7/8% Notes Indenture are substantially similar to the covenants in the indentures for the 12 1/2% Notes and 11 1/4% Notes and are substantially similar (with modifications to certain definitions and exceptions) to the covenants in the 8 1/2% Notes Indenture. The 8 7/8% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 8 7/8% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 8 7/8% Notes is intended as a summary and is qualified in its entirety by reference to the 8 7/8% Notes Indenture.

     8 1/2% NOTES

       The Company has outstanding an aggregate principal amount of $400,000,000 of 8 1/2% Senior Notes due 2008 (the "8 1/2% Notes"), which will mature on January 15, 2008. Cash interest on the 8 1/2% Notes is payable semi-annually in arrears on January 15 and July 15 of each year at a rate of 8 1/2% per annum. The

     8 1/2% Notes may be redeemed at the Company's option at any time, in whole or in part, on or after January 15, 2003 upon payment of the redemption price plus accrued and unpaid interest, if any, to the date of redemption. The 8 1/2% Notes are unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior indebtedness of the Company, including the 12 1/2% Notes, the 11 1/4% Notes and the 8 7/8% Notes, and rank senior to any future subordinated indebtedness. In the event of a change of control of the Company, holders of the 8 1/2% Notes have the right to require the Company to repurchase their 8 1/2% Notes, in whole or in part, at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants in the 8 1/2% Notes Indenture are substantially similar to the covenants in the indentures for the 12 1/2% Notes, the 11 1/4% Notes and the 8 7/8% Notes. The 8 1/2% Notes Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase 8 7/8% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase with the proceeds of certain asset sales. This description of the 8 1/2% Notes is intended as a summary and is qualified in its entirety by reference to the 8 1/2% Notes Indenture.

     CAPITAL LEASE OBLIGATIONS

       As of September 30, 1997, the Company had outstanding approximately $21.2 million aggregate principal amount of capital lease obligations arising primarily from 19 agreements for leases of fiber optic cable used in various of the Company's networks. The effective interest rates under these agreements range from 10.5% to 13.5% and expire, subject to various Intermedia renewal options, from 2001 to 2016.

                          DESCRIPTION OF CAPITAL STOCK

          Intermedia's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). As of November 30, 1997, there were 17,315,317 shares of Common Stock, 323,499.1404 shares of Series B Preferred Stock, 69,000 shares of Series D Preferred Stock and 80,000 shares of Series E Preferred Stock issued and outstanding. On a fully-diluted basis, at that date, the Company had outstanding 32,796,833 shares of Common Stock assuming (a) the exercise of the Public Warrants (defined below), (b) the exercise of the warrant held by Ralph J. Sutcliffe to purchase 100,000 shares of Common Stock at an exercise price of $41.50 per share, (c) the exercise of the warrant granted by DIGEX prior to the DIGEX Aquisition and held by Current Science Group, Inc., formerly known as Electronic Press Services Inc., which upon consummation of the DIGEX Acquisition was converted into the right to purchase 83,870 shares of Common Stock of the Company at an exercise price of $21.65 per share, (d) the exercise of all outstanding options issued pursuant to the Company's employee stock option plans and (e) conversions of the Depositary Shares, the Series D Preferred Stock and the Series E Preferred Stock. As of November 30, 1997, the Company has reserved (i) 4,364,410 shares of Common Stock for issuance pursuant to the Company's employee stock option plans,
     (ii) 350,400 shares of Common Stock for issuance upon exercise of the Public Warrants, (iii) 276,500.8596 shares of Series B Preferred Stock for issuance as dividends on the outstanding shares of Series B Preferred Stock, (iv) 40,000 shares of Series C Preferred Stock for issuance in connection with the Stockholder's Rights Plan, (v) 4,434,448 shares of Common Stock for issuance on conversion of the Series D Preferred Stock,
     (vi) 1,938,728 shares of Common Stock for issuance as dividends on the outstanding shares of Series D Preferred Stock, (vii) 3,307,425 shares of Common Stock for issuance on conversion of the Series E Preferred Stock,
     (viii) 933,334 shares of Common Stock for issuance as dividends on the outstanding shares of Series E Preferred Stock, (ix) 100,000 shares of Common Stock for issuance upon exercise of the warrant held by Ralph J. Sutcliffe and (x) 83,870 shares of Common Stock for issuance upon exercise of the warrant held by Current Science Group, Inc., formerly known as Electronic Press Services Inc. All outstanding shares of Common Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are fully paid and non-assessable.

     COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative rights, so that holders of more than 50% of the shares of Common Stock are able to elect all of Intermedia's directors eligible for election in a given year. For a description of the classification of the Board, see "-Delaware Law and Certain Provisions of Intermedia's Certificate of Incorporation and Bylaws." Subject to the preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "-Dividend Restrictions." Upon any liquidation, dissolution or winding up, whether voluntary or involuntary, of Intermedia, holders of Common Stock are entitled to receive pro rata all assets available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Intermedia and the liquidation preferences of any then outstanding Preferred Stock. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon exercise of the Public Warrants and conversion of the Depositary Shares or shares of Series D Preferred Stock or Series E Preferred Stock will be, fully paid and non-assessable.

     PREFERRED STOCK

          The Preferred Stock may be issued at any time or from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions (including dividend, conversion and voting rights) as may be fixed by the Board, without any further vote or action by the stockholders.

          The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

          The Preferred Stock offered hereby will, upon issuance and full payment of the purchase price therefor, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

          Reference is made to the Prospectus Supplement relating to the series of Preferred Stock being offered for the specific terms thereof, including:
     (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provisions for a sinking fund, if any, for such Preferred Stock; (vii) the provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or any other security, including the conversion price (or manner of calculation thereof) and conversion period;
     (x) voting rights, if any, of such Preferred Stock; (xi) a discussion of any material and/or special Federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, and (xiv) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

     DEPOSITARY SHARES

          General. The following summary is qualified in its entirety by reference to the applicable Deposit Agreement or form of Depositary Receipt. The Company may, at its option, elect to offer fractional shares or some multiple of shares of Preferred Stock, rather than individual shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction or a multiple (to be set forth in the Prospectus Supplement relating to a particular series of offered Preferred Stock) of a share of a particular series of offered Preferred Stock as described below.

          The shares of any series of offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary agent to be determined by the Company, as depositary (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction or multiple of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting and liquidation rights).

          The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of Preferred Stock. Immediately following the issuance of shares of a series of Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

          Pending the preparation of definitive engraved Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

          Dividends and Other Distributions. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Preferred Stock to the record holders of Depositary Shares relating to such series of Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

          In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders in proportion to the number of Depositary Shares owned by such holders.

          The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

          Withdrawal of Stock. Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such shares of Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder, or upon his or her order, at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

          Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of any series of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

          Redemption of Depositary Shares. If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction or multiple of the redemption price per share payable with respect to such series of the Preferred Stock. If the Company redeems shares of a series of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

          After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

          Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days' prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Preferred Stock as are represented by such Depositary Shares.
     The Deposit Agreement shall automatically terminate after there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

          Charges of Preferred Stock Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

          Miscellaneous. The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

          Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in good faith of their duties thereunder, except that they are liable for negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

          The Preferred Stock Depositary's corporate trust office is currently located at 2 Broadway, New York, New York 10004. The Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

          Resignation and Removal of Preferred Stock Depositary. The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     SERIES B PREFERRED STOCK

          As of November 30, 1997, the Company had outstanding 323,499.1404 shares of Series B Preferred Stock (aggregate liquidation preference of approximately $323.5 million). Dividends on the Series B Preferred Stock accumulate at a rate of 13 1/2% of the aggregate liquidation preference thereof and are payable quarterly, in arrears. Dividends are payable in cash or, at the Company's option, by the issuance of additional Series B Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. The Series B Preferred Stock is subject to mandatory redemption at a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends on March 31, 2009. The Series B Preferred Stock will be redeemable at the option of the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Series B Certificate of Designation contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to make certain restricted payments, incur additional indebtedness and issue additional preferred stock, pay dividends or make other distributions, repurchase equity interests, conduct certain lines of business or enter into certain mergers and consolidations. In the event of a change of control of the Company, holders of the Series B Preferred Stock have the right to require the Company to purchase their shares of Series B Preferred Stock at a price equal to 101% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends, if any, to the date of purchase. This description is intended as a summary and is qualified in its entirety by reference to the Series B Certificate of Designation.

          The Company may, at its option, exchange some or all of the Series B Preferred Stock for the Company's 13 1/2% Senior Subordinated Debentures, due 2009 (the "Exchange Debentures"). The Exchange Debentures would mature on March 31, 2009. Interest on the Exchange Debentures would be payable semi-annually, and could be paid in the form of additional Exchange Debentures at the Company's option.

     Exchange Debentures would be redeemable by the Company at any time after March 31, 2002 at rates commencing with 106.75%, declining to 100% on March 31, 2007. The Exchange Debentures contain covenants similar to those contained in the Indenture.

     SERIES D PREFERRED STOCK

          As of November 30, 1997, the Company had outstanding 69,000 shares of Series D Preferred Stock (aggregate liquidation preference approximately $172.5 million). Dividends on the Series D Preferred Stock accumulate at a rate of 7% of the aggregate liquidation preference thereof and are payable quarterly, in arrears, on each January 15, April 15, July 15 and October
     15. Dividends are payable in cash or, at the Company's option, by the issuance of shares of Common Stock. The Series D Preferred Stock will be redeemable at the option of the Company at any time on or after July 19, 2000 at rates commencing with 104%, declining to 100% on July 19, 2004.
     The Series D Preferred Stock is convertible (since October 7, 1997), at the option of the holder, into Common Stock at a conversion price of $38.90 per share of Common Stock, subject to certain adjustments. In the event of a change of control of the Company, holders of the Series D Preferred Stock have the right to require the Company to purchase their shares of Series D Preferred Stock at a price equal to 100% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends and preferred stock liquidated damages, if any, to the date of purchase, subject to the restrictions on such repurchase contained in the Series B Preferred Stock Certificate of Designation and the outstanding indebtedness of the Company. This description is intended as a summary and is qualified in its entirety by reference to the Series D Certificate of Designation.

     SERIES E PREFERRED STOCK

          As of November 30, 1997, the Company had outstanding 80,000 shares of Series E Preferred Stock (aggregate liquidation preference approximately $200,000,000 million). Dividends on the Series E Preferred Stock accumulate at a rate of 7% of the aggregate liquidation preference thereof and are payable quarterly, in arrears, on each January 15, April 15, July 15 and October 15. Dividends are payable in cash or, at the Company's option, by the issuance of shares of Common Stock. The Series E Preferred Stock will be redeemable at the option of the Company at any time on or after October 18, 2000 at rates commencing with 104%, declining to 100% on October 18, 2004. The Series E Preferred Stock is convertible (since December 29, 1997), at the option of the holder, into Common Stock at a conversion price of $60.47 per share of Common Stock, subject to certain adjustments. In the event of a change of control of the Company, holders of the Series E Preferred Stock have the right to require the Company to purchase their shares of Series E Preferred Stock at a price equal to 100% of the aggregate liquidation preference with respect thereto, plus accumulated and unpaid dividends and preferred stock liquidated damages, if any, to the date of purchase, subject to the restrictions on such repurchase contained in the Series B Preferred Stock Certificate of Designation and the outstanding indebtedness of the Company. This description is intended as a summary and is qualified in its entirety by reference to the Series E Certificate of Designation.

     DEPOSITARY SHARES

          As of November 30, 1997, all of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock were held in the form of Depository Shares, each of which represents a one-hundredth interest in a share of Series D Preferred Stock or Series E Preferred Stock. Each owner of a Depositary Share is entitled proportionately to all of the rights and preferences of the shares of Series D Preferred Stock or Series E Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the Company's Certificate of Incorporation and the Certificate of Designations and summarized above.

     DELAWARE LAW AND CERTAIN PROVISIONS OF INTERMEDIA'S CERTIFICATE OF INCORPORATION AND BYLAWS

          General. The Certificate of Incorporation and the Bylaws of Intermedia contain certain provisions that could make more difficult the acquisition of Intermedia by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Intermedia first to negotiate with Intermedia. Although such provisions may have the effect of delaying, deferring or preventing a change in control of Intermedia, the Company believes that the benefits of increased protection of Intermedia's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of Intermedia.

          Board of Directors. Intermedia's Certificate of Incorporation provides that (i) the Board be divided into three classes of directors, with each class having a number as nearly equal as possible and with the term of each class expiring in a different year and (ii) the Board shall consist of not less than three nor more than seven members, the exact number to be determined from time to time by the Board. The Board has set the number of directors at four. Subject to any rights of holders of Preferred Stock, a majority of the Board then in office will have the sole authority to fill any vacancies on the Board. Stockholders can remove members of the Board only for cause.

          Stockholder Action and Special Meetings. Intermedia's Certificate of Incorporation provides that (i) any action required or permitted to be taken by Intermedia's stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected by any consent in writing and (ii) the authorized number of directors may be changed only by resolution of the Board. The Company's Bylaws provide that, subject to any rights of holders of any series of Preferred Stock, special meetings of stockholders may be called only by the Chairman of the Board or the President of Intermedia, by a majority of the Board or by stockholders owning shares representing at least a majority of the capital stock of Intermedia issued and outstanding and entitled to vote.

          Stockholder's Rights Plan. Intermedia's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire the Company's Series C Preferred Stock, exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the Common Stock, were distributed to its stockholders.

          Anti-Takeover Statute. Subject to certain exceptions, Section 203 of the DGCL prohibits a publicly held Delaware corporation, such as Intermedia, from engaging in any "business combination" with an "interested stockholder" for a three-year period following the date on which such person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either such business combination or the transaction that resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, such person owned at least 85% of the voting stock of the corporation outstanding immediately prior to such transaction (excluding certain shares) or (iii) on or subsequent to such date, such business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is essentially a person who, together with affiliates and associates, owns (or within the past three years has owned) 15% or more of the corporation's voting stock. It is anticipated that the provisions of Section 203 of the DGCL may encourage any person interested in acquiring Intermedia to negotiate in advance with the Board since the stockholder approval requirement would be avoided if a majority of Intermedia's directors then in office approved either the business combination or the transaction that resulted in such person becoming an interested stockholder.

     DIVIDEND RESTRICTIONS

          The terms of the Existing Indentures restrict the Company's ability to pay cash dividends on the Series B Preferred Stock. The Existing Indentures and the Series B Certificate of Designation restrict Intermedia's ability to pay cash dividends on the Common Stock, the Series D Preferred Stock and the Series E Preferred Stock.

     TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for the Common Stock, Series B Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock is Continental Stock Transfer & Trust Company.

     OUTSTANDING WARRANTS

          160,000 warrants (the "Public Warrants"), each to purchase 2.19 shares of Common Stock, at an exercise price of $10.86 per share (subject to anti-dilution adjustments) were issued as part of a June 1995 private placement. The Public Warrants are currently exercisable. Unless exercised, the Public Warrants will expire on June 1, 2000.

          Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, owns a warrant to purchase 100,000 shares of Common Stock at an exercise price of $41.50 per share.

          On January 13, 1998, the warrant owned by Current Science Group, Inc., formerly known as Electronic Press Services Inc was exercised pursuant to a cashless exercise provision for 53,172 shares of Common Stock.

     RESERVATION OF SHARES

          The Company has authorized and reserved for issuance such number of Common Shares as will be issuable upon the exercise of all warrants and the conversion of all Depositary Shares (or all shares of the Series D Preferred Stock and Series E Preferred Stock). Such Common Shares, when issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

     REGISTRATION RIGHTS

          The Company is a party to several agreements pursuant to which certain stockholders have the right, among other matters, to require the Company to register their shares of Common Stock under the Securities Act under certain circumstances. As a result, substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act.

                              PLAN OF DISTRIBUTION

          The Company or Intermedia Capital, as the case may be, may sell the Securities or Common Stock, respectively, offered hereby (1) through underwriters or dealers; (2) through agents; (3) directly to purchasers, or
     (4) through a combination of any such methods of sale. For purposes of this Registration Statement, Intermedia Capital and any such underwriter, dealer or agent who participate in the distribution of any of the Securities may be deemed to be "underwriters", and any profits on the sale of Securities by them and any discounts, commissions, or concessions received by any such underwriter, dealer, or agent might be deemed to be underwriting discounts and commissions under the Securities Act. Further, to the extent Intermedia Capital may be deemed to be an underwriter, Intermedia Capital may be subject to certain statutory liabilites of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Secutities Act and Rule 10b-5 under the Exchange Act. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

        The Prospectus Supplement relating to the Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities and the proceeds to the Company or Intermedia Capital, as the case may be, from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Securities may be listed.

          If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

          Securities may be sold directly by the Company or Intermedia Capital, or through agents designated by the Company or Intermedia Capital from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or Intermedia Capital to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
          If so indicated in the Prospectus Supplement, the Company or Intermedia Capital, will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Securities from the Company or Intermedia Capital, at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

          Underwriters, dealers and agents may be entitled under agreements entered into with the Company or Intermedia Capital, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company or Intermedia Capital, in the ordinary course of business.

          Each series of Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

                                 LEGAL MATTERS

          The legality of the securities offered hereby will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798 and for the underwriters, dealers or agents, if any, by Latham & Watkins, 885 Third Avenue, New York, New York 10022, unless otherwise specified in the Prospectus Supplement. Ralph
     J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock and a warrant to purchase 100,000 shares of Common Stock at an exercise price of $41.50 per share.

                                    EXPERTS

          The consolidated financial statements and schedule of Intermedia Communications Inc. appearing in Intermedia Communication Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of DIGEX, Incorporated, appearing in DIGEX, Incorporated's Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The December 31, 1996 audited financial statements of Shared Technologies Fairchild Inc. incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

          The consolidated financial statements and schedule of Shared Technologies Fairchild Inc. and subsidiaries at December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, as indicated in their report, which includes an explanatory paragraph relating to the changing of the method of accounting for its investment in one of its subsidiaries, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

     ITEM 14.  Other Expenses of Issuance and Distribution.

          The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee), all of which will be borne by the Company:

     Securities and Exchange Commission filing fee................  $147,500.00
     Legal fees and expenses......................................  $100,000.00
     Accountant's fees and expenses...............................  $ 14,000.00
     Miscellaneous................................................  $  8,500.00

     Total........................................................  $270,000.00

     ITEM 15.  Indemnification of Directors and Officers.

          The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

     ITEM 16.  Exhibits.

     2.1 -- Agreement and Plan of Merger, dated as of June 4, 1997, among the Company, Daylight Acquisition Corp. and DIGEX, Incorporated.
               Exhibit 99(c)(1) to the Company's Schedule 14D-1 filed with the Commission on June 11, 1997 is incorporated herein by reference.

     2.2 -- Agreement and Plan of Merger, dated as of November 20, 1997, by and among the Company, Moonlight Acquisition Corp. and Shared Technologies Fairchild Inc. Exhibit 99(c)(1) to the Company's
               Schedule 14D-1 and Schedule 13D filed with the Commission on November 26, 1997 is incorporated herein by reference.

     2.3 -- Acquisition Agreement, dated as of December 17, 1997, among the Company and the holders of interest in the Long Distance Savers companies. Exhibit 2.3 to the Company's S-3 Registration Statement filed with the Commission on January 14, 1998 is incorporated herein by reference.

    *4.1   --  Form of Senior Indenture between Intermedia Communications Inc.
               and the Trustee.

    *4.2   --  Form of Subordinated Indenture between Intermedia Communications
               Inc. and the Trustee.

    *5.1   --  Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of securities offered hereby.

    *12.1  --  Statement Re: Computation of Ratios.

    *23.1  --  Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration
               Statement.

   **23.2  --  Consent of Ernst & Young LLP.

   **23.3  --  Consent of Ernst & Young LLP.

   **23.4  --  Consent of Arthur Andersen LLP.

   **23.5  --  Consent of  Rothstein, Kass & Company, P.C.

    *24.1  --  Power of Attorney is set forth on the signature page of this
               Registration Statement.

 *Filed with the Registration Statement of January 27, 1998.

**Filed herewith.


        ITEM 17.  Undertakings.

              The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

     Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 12th day of February, 1998.


                                         INTERMEDIA COMMUNICATIONS INC.


                                         By:  /s/ Robert M. Manning
                                             --------------------------
                                             Robert M. Manning,
                                             Chief Financial Officer and
                                             Senior Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                TITLE                  DATE
----------------------------------------------  ---------------------------  --------------
Principal Executive Officers:


             /s/     *                            Chairman of the Board,     February 12, 1998
----------------------------------------------     President and Chief
               David C. Ruberg                      Executive Officer


Principal Financial and Accounting Officers:


             /s/  Robert M. Manning               Chief Financial Officer    February 12, 1998
----------------------------------------------              and
              Robert M. Manning                   Senior Vice President


             /s/     *                            Controller and Chief       February 12, 1998
----------------------------------------------      Accounting Officer
              Jeanne M. Walters


Other Directors:


             /s/     *                                   Director            February 12, 1998
----------------------------------------------
                John C. Baker


             /s/     *                                   Director            February 12, 1998
----------------------------------------------
               George F. Knapp


             /s/     *                                   Director            February 12, 1998
----------------------------------------------
              Philip A. Campbell

By:          /s/  Robert M. Manning
----------------------------------------------
                Robert M. Manning
                Attorney-in-fact